EXHIBIT 10.1

The Boston Beer Company, Inc.

February 23, 2024

Mr. David A. Burwick

Re: Your Transition From Boston Beer Chief Executive Officer

Dear Dave,

The purpose of this letter is to confirm our mutual understandings and agreements with respect to the terms and conditions on which you will be stepping down from your positions as President and Chief Executive Officer (“CEO”) and a Director of The Boston Beer Company, Inc. (the "Company" and you and the Company are sometimes referred to as "we" or "our") and as an officer of the Company's subsidiaries, transitioning from an employee of the Company to a consultant, and then subsequently retiring from the Company. These terms and conditions shall take effect as of the date on which you countersign this letter (the "Effective Date") and are as follows:

1.
CEO Succession. As you are aware, Michael Spillane (“Mr. Spillane”) has been chosen to succeed you as CEO. You have agreed to resign as President and CEO and a Director of the Company and as an officer of the Company's subsidiaries, effective as of the close of business on March 31, 2024.
2.
Target Retirement Date. The Company shall continue to employ you through June 30, 2024 and then retain you as a consultant to the CEO and the Company’s Board of Directors (the “Board”) through March 31, 2026. The date on which your consultancy ends is referred to in this letter as "your Retirement Date" and your retirement as "your Retirement".
3.
Duties Pending Retirement. During the period commencing on the Effective Date and continuing through your Retirement Date, it is expected that you will devote your time and efforts to the affairs of the Company, as follows:
(a)
Through March 31, 2024, you shall continue to devote substantially all of your full business time and reasonable best efforts to the performance of your duties as the Company's CEO, under the direction of the Board and reporting solely to the Board.
(b)
You shall assist in Mr. Spillane’s on-boarding as CEO, also under the direction of the Board, as reasonably required, through March 31, 2024. Thereafter through your Retirement Date, you will be expected to devote such time to the Company, including on the implementation of the Company’s new contractual relationship with Pepsi, as you and Mr. Spillane mutually agree.
(c)
You will assist with the preparation of and have the opportunity to review final versions of (and you will have access to all resources required in connection with such review), the Company’s SEC filings through the filing of the FY2023 10-K and participate as the incumbent CEO at the Company’s earnings call on February 27, 2024.
(d)
It is expected that you will comply in all respects with all applicable personal SEC filing and reporting requirements, both before and after your Retirement Date.

(e)
You shall maintain your office and administrative assistant at the Company’s headquarters in Boston, Massachusetts through March 31, 2024. Following March 31, 2024 though your Retirement Date, you shall be permitted to perform your duties from your home or such locations of your choosing other if reasonably required to attend an in-person meeting. The Company shall provide you with continued access to your current administrative assistant for technical and administrative assistance as may be reasonably needed to perform your duties as a consultant, including scheduling and making travel arrangements. Any travel requested by the Company in order for you to provide your consulting services shall be reimbursed or provided by the Company at the same class level as in effect for you as of the date hereof. Following your Retirement Date, you will be able to retain (i) your rolodex and similar address books (and electronic equivalent) provided that such items only include contact information and (ii) documents and information relating to your personal rights and obligations, and (iii) your Company computer (subject to the Company having a reasonable opportunity to “scrub” the foregoing for confidential information of the Company).
(f)
The Company hereby agrees to indemnify you and hold you harmless to the full extent provided under the Company’s Articles of Organization and By-laws, liability insurance policies, agreements, and applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the good faith performance of your duties and obligations with the Company. This obligation shall survive the termination of your employment with the Company. The Company shall cover you under its directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this agreement in the same amount and to the same extent as the Company covers its other officers and directors.
4.
Permitted Activities Pending Retirement. Notwithstanding the requirements of paragraph 3, it is anticipated and agreed that, prior to your Retirement, you may pursue and accept other professional opportunities, including employment, provided that such professional opportunities do not materially and adversely impact your time and focus on your Company transition duties.
5.
Proprietary Information and Restrictive Covenant Agreement. By your acceptance of the terms and conditions specified in this letter, as a condition to this letter becoming effective, and in specific consideration for the payments and continued LTE vesting called for by clauses (e) and (g) of paragraph 6, you reaffirm your obligations under the Executive Employee Restrictive Covenant Agreement, that took effect in 2018, as of the date on which you joined the Company as its CEO, a conformed copy of which accompanies this letter (the "Covenants").
6.
Compensation and Other Financial Matters. In consideration for your services through your Retirement and for your continuing commitments under the Covenants, the Company will pay or provide to you the following:
(a)
The Company will continue to pay you a salary at your current annual rate of $860,504 through at least June 30, 2024, net of all applicable payroll and withholding taxes.
(b)
The Company will continue to provide you through June 30, 2024 all of the various fringe benefits and perquisites that you currently enjoy, on the same basis as such benefits and perquisites are currently provided, subject only to such changes as may be adopted by the Company and apply to all executive employees of the Company. Your rights to elect continued health care coverage under COBRA take effect as of July 1, 2024.

(c)
Commencing effective July 1, 2024 and continuing through your Retirement Date, the Company will:
(i)
pay you a quarterly consulting fee of $215,126 for the quarters ending September 30, 2024 and December 31, 2024;
(ii)
pay you a quarterly consulting fee of $107,563 for the quarter ending March 2025;
(iii)
pay you a quarterly consulting fee of $10,000 per calendar quarter for the period April 1, 2025 through March 31, 2026; and
(iv)
provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to COBRA, continue to pay, or reimburse you, for the period July 1, 2024 through March 31, 2026, or until you have secured other employment or are no longer eligible for coverage under COBRA, whichever occurs first, the portion of the premium for the cost of health coverage under COBRA in excess of the active-employee portion of such premium paid by you as of the date of termination, payable on a monthly basis during such period.
(d)
You are entitled to be paid the bonus for 2023 in the amount of $1,032,605 that was approved by the Compensation Committee of the Board (the “Compensation Committee”) at its February 16, 2024 meeting. Such bonus shall be paid at the same time as other 2023 executive bonuses are paid, but in no event later than March 15, 2024.
(e)
You will be eligible to receive a pro rata bonus for the period from January 1, 2024 to March 31, 2024, with a targeted bonus opportunity of $258,151. Your actual 2024 bonus will be determined based on both the sliding scale approved by the Compensation Committee at its February 16, 2024 meeting and the actual level of overall Company performance for the 2024 fiscal year, as confirmed by the Compensation Committee at its February 2025 meeting. Such bonus shall be paid at the same time as other 2024 executive bonuses are paid, but in no event later than March 15, 2025. You will not, however, be eligible for a bonus based on the Company's 2024 performance for periods after March 31, 2024.
(f)
Consistent with your continuing relationship with the Company through March 31, 2026, all options and RSUs previously granted to you will continue to vest through that date. As provided in the applicable agreements, your options and RSUs are subject to accelerated vesting, in the event of your death or disability and in the event of a Change in Control. The window within which vested options must be exercised is also addressed in the applicable agreements, with all options vested as of March 31, 2026, subject to the 90-day exercise window specified in the applicable option agreement, subject to the longer exercise window occasioned by your death.
(g)
You will not be eligible for additional LTE grants.
(h)
Notwithstanding anything to the contrary herein, if the Company terminates or attempts to terminate your employment or consultancy prior to March 31, 2026 for any reason other than those specified in paragraph 7 below, you (or your estate) shall be entitled to continue to receive all of the payments and benefits set forth in this letter, as if you had remained continuously employed or engaged on the terms herein through March 31, 2026.

(i)
In no event will you be obligated to seek or obtain other employment after either the date of termination of your employment or the cessation of your consulting services, or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement, and such amounts shall not be reduced, whether or not you obtain compensation from other employment or service.
(j)
The Company shall promptly pay or reimburse you for the legal fees incurred by you in connection with the negotiation and drafting of this letter, up to a maximum of $25,000, within 30 days following receipt by the Company of an invoice therefor.
7.
Company Termination Rights. The Company hereby confirms its commitment to you that, except as otherwise provided in the following sentence, the Company will not terminate your relationship with the Company prior to your Retirement Date, so that your outstanding LTE grants will continue to vest through your Retirement Date. Notwithstanding the foregoing, the Company reserves the right to terminate your relationship at any time prior to your Retirement Date, if and only if:
(a)
You are convicted of, or plead guilty or nolo contendere to, a felony;
(b)
You willfully and continuously fail to perform substantially your material duties to the Company as set forth in this letter, other than as a result of your physical or mental incapacity, following written notice from the Company specifying such failure and a period of thirty (30) business days within which to cure such failure. For the avoidance of doubt, the Company acknowledges that the phrase “fail to perform substantially your material duties” is not intended to include any failure to obtain certain objective or subjective results, if you have in good faith performed the duties validly assigned to you pursuant to this letter;
(c)
You willfully commit any material fraud, material embezzlement or other material act of intentional dishonesty against the Company or any of its affiliates, which materially harms the Company, or shall attempt to profit from any transaction in which the Company is a participant and in which you have an undisclosed interest adverse to the Company; or
(d)
You willfully and materially violate any of the Covenants which causes material harm to the Company and such violation is either not curable or you fail to cure it within ten (10) business days after notice from the Company specifying such violation.

Provided, for purposes of this paragraph 7, no act or failure to act by you shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without your reasonable belief that your action or omission was in the best interest of the Company. In determining whether your acts or failures to act are willful, relevant factors shall include whether you were operating in good faith at the direction of the Board or upon the advice of counsel for the Company.

No termination under this paragraph 7 shall be effective unless and until there shall have been delivered to you a copy of a resolution to be duly adopted by a resolution approved by a majority of the members of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are provided an opportunity to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of conduct described in this paragraph 7.

8.
Mutual Releases of Claims. We have agreed to mutual releases of any claims that either might have against the other, with the exception of claims that may hereafter arise under this letter or the Covenants. To that end:
(a)
Release by You:
(i)
You hereby acknowledge and agree that, by accepting the terms and conditions set forth in this letter and any part of the consideration to be provided to you as set forth herein, you are waiving your right to assert any form of legal claim against the Company whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Claim” or “Claims”). Your waiver and release herein is intended to bar any form of legal Claim, charge, complaint or any other form of action against the Company that seeks any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Effective Date.
(ii)
Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination of your employment, including, without limitation:
(1)
Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, Massachusetts Fair Employment Practices Act, the Americans With Disabilities Act, Massachusetts General Laws Chapter 151B, and any similar Massachusetts or other state statute;
(2)
Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, Massachusetts Wage Act, as amended, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and any similar Massachusetts, or other state statute;
(3)
Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence; and
(4)
Any other Claim arising under state or federal law.
(iii)
Notwithstanding the foregoing, the foregoing release does not release the Company from:
(1)
Any right to indemnification to which you may be entitled under the Company’s Articles of Organization or By-laws, liability insurance policies, agreements, or under applicable law, including any indemnification to which you may continue to be entitled with respect to the still pending Olagues matter;
(2)
Your claims or rights to enforce this letter;
(3)
Your rights to accrued or vested compensation, wages or benefits as of the Effective Date;
(4)
Your rights to claims which cannot be released under applicable law; or
(5)
Your rights as a shareholder or equity award holder.
(iv)
In connection with your cooperation in defense of any claims that have been made, or may be made, against the Company or its affiliates, upon presentation of appropriate documentation, the Company shall pay or reimburse you for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by you, and, following your Retirement Date, the Company shall pay you a daily fee, in an amount (rounded down to the nearest whole cent) determined by dividing your base salary as in effect on your Retirement Date by 365; provided, that no such payment shall be required for any time you are required to expend in order to comply with a subpoena (including, without limitation, time spent testifying and any associated waiting and travel time).
(b)
Release by the Company:
(i)
Upon your acceptance of the terms and conditions set forth in this letter and in partial consideration for the foregoing releases by you, the Company waives any right to assert any form of legal claim against you whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Effective Date (the “Company Claim” or “Company Claims”). Such waiver and release is intended to bar any form of legal Company Claim, charge, complaint or any other form of action against you that seeks any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, punitive damages, attorney’s fees and any other costs) against you, for any alleged action, inaction or circumstance existing or arising through the Effective Date. Nothing in this paragraph (b), however, shall be construed to release any causes of action or claims which may exist that you have wrongfully concealed, that may arise out of your knowing and willful violation of any state or federal laws or regulations, or that may arise out of any action or inaction that would permit the Company to terminate your employment as set forth in paragraph 7.
(ii)
The Company, on behalf of itself and its successors and assigns, represents that, as of the Effective Date, no member of the Board (excluding for this purpose you) nor the Company’s Chief Legal Officer has actual knowledge of any claims, demands, causes of actions, fees and liabilities of any kind whatsoever, which it or they have against you as of the Effective Date, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to your employment with the Company or otherwise.
9.
Mutual Non-Disparagement. We have also agreed that neither party will disparage the other and to that effect:
(a)
You agree that you will not willfully commit any act or make any statement that that is false or disparaging regarding the Company or any of its products or any of its officers, directors or equity holders, and which results in the Company’s loss of a significant portion of its business. You also agree that any violation by you of this non-disparagement commitment will constitute a breach of the Covenants.
(b)
For its part, the Company agrees that each of its executive officers and Directors will not willfully commit any act or make any statement that is false or disparaging regarding you or your service to the Company, including as its CEO. Without limitation on the forgoing, the Company will not in any official statement, press release or public announcement disparage you or your personal or professional reputation, integrity, competence, good character, professionalism or standing.

For the avoidance of doubt, this Section 9 shall not be violated by (i) statements made in the ordinary course of performance of duties to the Company (e.g., performance reviews), (ii) truthful statements made in the course of legal process or governmental or regulatory investigations, (iii) statements made by one party to correct or refute false or misleading statements made about such party by the other party hereto or (iv) regular marketing and advertising that does not expressly mention the other party.

10.
Reporting and Messaging. Upon the Effective Date, this letter it and its substance will be disclosed by the Company in full compliance with the rules under SEC Form 8-K, it being agreed that the Company will provide you with a reasonable opportunity to review such disclosure and any related press release before filing. Any other disclosure regarding your Retirement and the circumstances underlying this letter will be as we mutually agree, it being understood that the Company and you will fully cooperate to ensure a mutually satisfactory narrative and disclosure, including, without limitation, press releases, announcements to investors, employees, agents, vendors and customers, as well as social media.
11.
Certain Tax Provisions. The Company shall have the right to deduct from all payments under this agreement any federal, state or other taxes or employment-related withholdings the Company determines to be required by law to be withheld with respect to such payments. In addition, the provisions of this agreement are intended to comply with or be exempt from, and to not to result in the imposition of additional tax or interest under, Section 409A of the Internal Revenue Code, and such provisions shall be interpreted and administered in accordance with such intent. Without limiting the foregoing, this Agreement shall not be amended or terminated in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A, and if at separation from service you are considered a Specified Employee within the meaning of said Section 409A, then any payments hereunder that are nonqualified deferred compensation within the meaning of said Section 409A that are to be made upon separation from service shall be deferred and be paid or commence on the first day of the seventh month following the separation from service. The foregoing notwithstanding, the Company shall not be liable to any person for the tax consequences of any failure to comply with the requirements of Section 409A. In the event the parties in good faith determine that this agreement or any payments referenced herein are not in compliance with Section 409A, the parties agree to in good faith modify this agreement (or any other agreements) to comply with Section 409A while endeavoring to maintain to the maximum extent possible the intended economic benefits.
12.
Other.
(a)
This letter and the Covenants represent our entire and integrated agreement with respect to your Retirement, superseding any and all prior understandings or agreements, whether written or oral. Neither this letter nor the Covenants may be amended in any manner, except by a written instrument executed by you and the Company.
(b)
Upon your acceptance of this letter, it will take effect as an instrument under seal to be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

If the foregoing accurately reflects our agreement, kindly so indicate by countersigning a copy of this letter and returning the executed document to the Company.

Very truly yours,

/s/ Jim Koch
C. James Koch, Chairman

/s/ Julio Nemeth
Julio Nemeth, Compensation Committee Chair

AGREED:

/s/ David A/ Burwick
David A. Burwick

Final Version

The Boston Beer Company, Inc.

Executive Employee Restrictive Covenant Agreement

This Executive Employee Restrictive Covenant Agreement is being entered into by and between The Boston Beer Company, Inc., a Massachusetts corporation with its principal place of business at One Design Center Place, Suite 850, Massachusetts 02210, for itself and on behalf of all of its subsidiaries and affiliates, including but not limited to Boston Beer Corporation, American Craft Brewery LLC, and A&S Brewing Collaborative LLC (collectively, the “Company”), on the one hand, and David A. Burwick, who is joining the Company as its President and Chief Executive Officer (“you”), on the other, effective as of the date (the "Effective Date") on which you so join the Company, in accordance with the letter agreement dated January 23, 2018, entered into between you and the Company (the “Offer Letter”), which was ratified and approved by the Company’s Board of Directors on February 14, 2018.

The Company is engaged in the business of producing and selling high quality craft beers, hard ciders and flavored malt beverages (the “Products”), which are sold throughout the United States and in some other countries (the “Territory”). Many of the formulas, recipes, processes, techniques, methods and technology used by the Company to produce, market and sell the Products are proprietary and valuable assets of the Company. As the Chief Executive Officer of the Company, you will have access to the valuable Proprietary Information of the Company (as defined below), in order to perform your duties for the Company. To protect this valuable Proprietary Information and the goodwill that the Company has built with its customers, it is necessary to set forth in this Agreement certain restrictions on the use and/or disclosure of this Proprietary Information and your trading upon the Company's goodwill, and thus to restrict your post-employment, competitive activities after you leave the Company’s employ. That is the purpose of this Agreement.

In consideration of the Company's commitments to you under the Offer Letter, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you hereby agree with the Company as follows:

1.
Proprietary Information. You hereby acknowledge that the techniques, recipes, formulas, programs, processes, methods, technology, designs and production, distribution, business and marketing plans, business methods and manuals, sales techniques and strategies, financial data, training methods and materials, pricing programs, customer information, contracts or other arrangements, and any other information of value to the Company that is not generally known to the public or the Company’s competitors (collectively, “Proprietary Information”), including any such information developed by you during the course of your employment with the Company, are of a confidential and secret character, of great value and propriety to the Company. The Company shall give or continue to give you access to the foregoing categories of Proprietary Information as appropriate and necessary to your job duties, so long as you continue to provide services to the Company, and shall permit you to work thereon and become familiar therewith to whatever extent the Company in its sole discretion determines. You agree that, without the prior written consent of the Company, you will not, during your employment with the Company or at any time thereafter, except in the performance of your duties for the Company, directly or indirectly, divulge to anyone or use to your benefit or to the benefit of any other person or entity, any Proprietary Information, unless such Proprietary Information shall be in the public domain in a reasonably integrated form through no fault of you. You further agree (i) to take all reasonable precautions to protect from loss or disclosure all documents supplied to you by the Company and all documents, notebooks, materials and other data relating to any work performed by you or others relating to or containing the Proprietary Information, (ii) not to make any copies of any of these documents, notebooks, materials and data, without the prior written permission of the Company, and (iii) upon termination for whatever reason of your employment with the Company, to deliver these documents, notebooks, materials and data forthwith to the Company, and to delete any copies of electronic information that may remain in your possession after the provision of copies thereof to the Company. Proprietary Information includes information in hard copy and electronic formats. The non-use and non-disclosure restrictions set forth herein apply to any and all forms of information transmittal, including transmittal through any and all forms of social media.
2.
Covenant Not-to-Compete.
(a)
During the period commencing on the Effective Date and continuing until the expiration of three (3) years you cease to be an employee of the Company (the “Restriction Period”), you will not, without the prior written consent of the Company, which consent the Company may grant or withhold in its sole discretion, except that the Company will not unreasonably withhold or delay such consent with respect to the Carve-Out Activities set forth below, provided you reaffirm at the time your obligations under Section 1 of this Agreement, directly or indirectly, for your own account or the account of others, as an employee, consultant, partner, officer, director or stockholder (other than a holder of less than five percent (5%) of the issued and outstanding stock or other equity securities of an issuer whose securities are publicly traded), or in any other capacity, provide services to any person or business engaged in the manufacture and distribution of beverage alcohol in the Territory, whether or not such person or business competes directly with the Company.
(b)
Investing in or providing services to the following businesses shall constitute the "Carve-Out Activities" for which the Company will not unreasonably withhold or delay its consent:
(i)
Sellers of beverage alcohol at retail, including bars and taverns, restaurants and hotels, and other sellers of beverage alcohol for on-premise consumption and, for purpose of clarity, including an independent “brew pub” or other producer of malt beverages and/or hard ciders where 75% or more of its production is consumed on its own premises and none of its investors, consultants or licensors is otherwise a manufacturer of malt beverages and/or hard ciders;
(ii)
Manufacturers of beverage alcohol products whose only products are spirits or wine; provided that, if you become involved in any fashion with such an entity and subsequently become aware that such entity has begun internal discussions concerning engaging in the manufacture or distribution of any beers, hard ciders or flavored malt beverages, you will refrain from participating in any such discussions and promptly inform the Company of the fact that such internal discussions have begun, and your continued service at or investment in such entity shall require the Company’s written approval;
(iii)
Businesses operating solely outside of the United States, provided any such business in which you might propose to invest or to which you might propose to provide services confirms to the Company that it has no intention or plans to enter the United States market with any beers, hard ciders or flavored malt beverages.

You acknowledge that the foregoing restrictions are fair and reasonable, given your position with the Company, and that your involvement in any proscribed activity would result in, or constitute a substantial risk of, damage or injury to the legitimate business interests of the Company. The restriction set forth in this Section (and in paragraph 1) shall apply regardless of the reason for your departure from the Company, and regardless of whether you or the Company initiated such departure; provided that the Company provides you with all of the benefits and payments to which you are entitled under the Offer Letter. You acknowledge that you have read and you understand this provision, and that you have agreed to it knowingly and voluntarily, in order to obtain the benefits provided to you by the Company.

3.
Non-Solicitation of Employees. You also agree that, during the Restriction Period, you will not, directly or indirectly, solicit, induce, persuade or attempt to solicit, induce, persuade, or assist any third party in the solicitation, inducement, or persuasion of, any person who is an employee of the Company when the initial contact is made to leave the employ of the Company, or in any other manner hire or assist in the hiring of any Company employee away from the Company.
4.
Remedy for Breach. You expressly recognize that any breach or threatened breach of this Agreement by you will result in irreparable injury to the Company and agree that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction either in law or in equity, to obtain damages for any breach of this Agreement; to enforce the specific performance of this Agreement by you; and to enjoin you from activities in violation of this Agreement. In any such action, the Company shall be entitled to recover the costs and attorney’s fees incurred by it in such action.
5.
Entire Agreement; Modification. This instrument and the Offer Letter contain the entire agreement between the Company and you with respect to the subject matter contained herein, superseding any and all prior agreements that restrict your activities while you are an employee of the Company and thereafter, and may be altered, amended or superseded only by an agreement in writing, signed by both parties. No action or course of conduct shall constitute a waiver of any of the terms and conditions of this Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Agreement on one occasion shall not constitute a waiver of the other terms and conditions of this Agreement or of such terms and conditions on any other occasion.
6.
Severability. You and the Company hereby expressly agree that the provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any provision or covenant herein contained is overbroad or invalid, in whole or in part, in any manner, the remaining provisions shall remain in full force and effect and any such provision or covenant shall nevertheless be enforceable to the maximum extent permitted by such Court.
7.
Binding Effect; Benefit. This Agreement shall be binding upon you and upon you and your administrators, executors, heirs, successors and assigns and shall inure to the benefit of the Company and its affiliates and subsidiaries and its and their respective successors and assigns.
8.
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered and have the force and effect of an original.
9.
Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. Any dispute between you and the Company shall be litigated exclusively in the state or federal courts of The Commonwealth of Massachusetts, to whose jurisdiction you hereby agree to submit. This Agreement shall be considered a sealed instrument under Massachusetts law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf and the undersigned have hereunto set their hands and seals in Boston, Massachusetts, all as of the date set forth below.

THE BOSTON BEER COMPANY, INC.

By:	/s/ Jim Koch
C. James Koch, Chairman

/s/ David A. Burwick
David A. Burwick